UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 29, 2018

Cypress Energy Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-36260	61-1721523
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5727 S. Lewis Avenue, Suite 300

Tulsa, Oklahoma 74105

(Address of principal executive offices and zip code)

(918) 748-3900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01	Entry into a Material Definitive Agreement

Series A Preferred Unit Purchase Agreement

On May 29, 2018 (the “Closing Date”), Cypress Energy Partners, L.P. (the “Partnership”, “us” or “we”) entered into a Series A Preferred Unit Purchase Agreement (the “Preferred Purchase Agreement”) with Stephenson Equity, Co. No. 3 (the “Purchaser”), an affiliate of Cypress Energy Partners GP, LLC, the General Partner of the Partnership (the “General Partner”). Pursuant to the Preferred Purchase Agreement, on the Closing Date, we issued and sold in a private placement (the “Private Placement”) 5,769,231 Series A Preferred Units representing limited partner interests in the Partnership (the “Preferred Units”) to the Purchaser for a cash purchase price of $7.54 per Preferred Unit (the “Issue Price”), resulting in proceeds to the Partnership of $43.5 million. The proceeds of the Private Placement were used to reduce outstanding borrowings on our revolving credit facility. Concurrently with the closing of the Private Placement (the “Closing”) we entered into an Amended and Restated Credit Agreement, dated as of May 29, 2018 (the “Credit Agreement”), to amend and restate the terms of our credit facility, as described below in this Item 1.01.

The Preferred Purchase Agreement also provides the Partnership with the right to exercise an option, at any time during the six months following the Closing, to issue and sell to the Purchaser up to $6.5 million of additional Preferred Units. The Purchase Agreement sets forth the method of determining the purchase price of these additional units, which price will in turn determine the number of units to be issued and sold.

The Preferred Purchase Agreement contains customary representations, warranties, and covenants of the Partnership and the Purchaser. The Partnership, on the one hand, and the Purchaser, on the other hand, agreed to indemnify each other and their respective officers, directors, managers, employees, agents, counsel, accountants, investment bankers, and other representatives against certain losses resulting from breaches of their respective representations, warranties, and covenants, subject to certain negotiated limitations and survival periods set forth in the Preferred Purchase Agreement.

Pursuant to the Preferred Purchase Agreement, in connection with the Closing, the General Partner executed the First Amendment to First Amended and Restated Agreement of Limited Partnership of the Partnership (the “Amendment”), which authorizes and establishes the rights and preferences of the Preferred Units. The Amendment is described in more detail under Item 5.03 of this Current Report on Form 8-K.

The foregoing description of the Preferred Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Preferred Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Amended and Restated Credit Agreement

The Credit Agreement provides up to $90.0 million of borrowing capacity, subject to certain limitations, and contains an accordion feature that allows us to increase the borrowing capacity to $110.0 million if lenders agree to increase their commitments in the future, or other lenders join the facility. The Credit Agreement matures on May 29, 2021. The obligations under the Credit Agreement are secured by a first priority lien on substantially all of our assets.

All borrowings under the Credit Agreement bear interest, at our option, on a leverage-based grid pricing at (i) a base rate plus a margin of 1.5% to 3.0% per annum or (ii) an adjusted LIBOR rate plus a margin of 2.5% to 4.0% per annum. Commitment fees are charged at a rate of 0.5% on any unused credit.

The Credit Agreement contains various customary covenants and restrictive provisions. The Credit Agreement also requires the maintenance of certain financial covenants, including a leverage ratio (as defined in the Credit Agreement) of not more than 4.0 to 1.0 and an interest coverage ratio (as defined in the Credit Agreement) of not less than 3.0 to 1.0. Upon the occurrence and during the continuation of an event of default, subject to the terms and conditions of the Credit Agreement, the lenders may declare any outstanding principal, together with any accrued and unpaid interest, to be immediately due and payable any may exercise other remedies as set forth or referred to in the Credit Agreement.

In addition, the Credit Agreement restricts our ability to make distributions on, or redeem or repurchase, our equity interests, with certain exceptions detailed in the Credit Agreement. However, we may make distributions of available cash so long as, both at the time of the distribution and after giving effect to the distribution, no default exists under the Credit Agreement and we are in compliance with the financial covenants in the Credit Agreement.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Credit Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information regarding the Credit Agreement set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities

The information set forth under the heading “Series A Preferred Unit Purchase Agreement” under Item 1.01 of this Current Report on Form 8-K and the information set forth under Item 5.03 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. The Private Placement of the Preferred Units pursuant to the Preferred Purchase Agreement has been undertaken in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof.

Item 3.03	Material Modification to Rights of Security Holders

On the Closing Date, the Partnership issued the Preferred Units pursuant to the Preferred Purchase Agreement, which Preferred Units entitle their holders to certain rights that are senior to the rights of holders of Common Units, such as rights to certain distributions and rights upon liquidation of the Partnership. The general effect of the issuance of the Preferred Units upon the rights of the holders of Common Units is more fully described under Item 5.03 of this Current Report on Form 8-K, which descriptions are incorporated into this Item 3.03 by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On the Closing Date, in connection with the Closing, the General Partner executed the Amendment, which authorizes and establishes the rights and preferences of the Preferred Units.

The Preferred Units are a new class of security that rank senior to all existing classes or series of limited partner interests of the Partnership with respect to distribution rights and rights upon liquidation. The Preferred Units vote on an as-converted basis with the Common Units and have certain other class voting rights with respect to, among other things, any amendment to the First Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”) or the Partnership’s certificate of limited partnership that would be materially adverse to any of the rights, preferences, or privileges of the Preferred Units.

The holders of the Preferred Units (“Holders”) will receive cumulative quarterly distributions in an amount equal to 9.5% per annum. The Partnership cannot pay any distributions on any junior securities, including any of the Common Units representing limited partner interests in the Partnership, prior to paying the quarterly distribution payable to the Preferred Units, including any previously accrued and unpaid distributions.

Each Holder may elect to convert all or any portion of its Preferred Units into Common Units on a one-for-one basis, subject to customary anti-dilution adjustments and an adjustment for any distributions that have accrued but not been paid when due (which is referred to herein as the “conversion rate”), at any time (but not more often than once per quarter) after the third anniversary of the Closing, provided that any conversion is for at least $10 million or such lesser amount if such conversion relates to all of the Holders’ remaining Preferred Units.

The Partnership may elect to convert all or any portion of the Preferred Units into Common Units based on the conversion rate at any time (but not more often than once per quarter) after the third anniversary of the Closing if (i) the Common Units are listed or admitted for trading on a national securities exchange, (ii) the closing price of the Common Units on the principal natural securities exchange on which the Common Units are then listed or admitted for trading on is greater than 120% of the Issue Price for each of the 20 trading days immediately preceding notice of conversion, (iii) the average daily trading volume of the Common Units exceeds 12,000 Common Units (as adjusted to reflect splits, combinations, or similar events) for each of the 20 trading days immediately preceding notice of conversion, and (iv) the Partnership has an effective registration statement on file covering resales of the underlying Common Units to be received by the applicable Holders upon conversion of the Preferred Units, provided that, among other things, the Partnership may only convert Preferred Units with an underlying value of at least $10 million.

The Partnership also may elect to redeem the Preferred Units, in whole or in part: i) at any time after the third anniversary of the Closing Date and on or prior to the fourth anniversary of the Closing Date at a redemption price equal to 105% of the Issue Price plus any accrued and unpaid distributions on the applicable Preferred Units, ii) at any time after the fourth anniversary of the Closing Date at a redemption price equal to 101% of the Issue Price plus any accrued and unpaid distributions on the applicable Preferred Units, and iii) at any time before the date that is six months after the Closing Date at a redemption price equal to 100% of the Issue Price of such Preferred Units plus any accrued and unpaid distributions on the applicable Preferred Units plus $200,000.

Upon certain events involving a change of control (as defined in the Amendment) in which more than 90% of the consideration payable to the holders of the Common Units is payable in cash, the outstanding Preferred Units will automatically convert into Common Units at a conversion ratio equal to the greater of (a) the then applicable conversion rate and (b) the quotient of (i) the Issue Price multiplied by a premium factor (ranging from 110% to 100% depending on when such transaction occurs), plus any accrued and unpaid distributions on the Preferred Units, divided by (ii) the volume weighted average price of the Common Units for the 20 trading days prior to the execution of definitive documentation relating to such change of control.

In connection with other change of control events that do not meet the 90% cash consideration threshold described above, the Holders may elect to (a) convert all, but not less than all, of their Preferred Units to Common Units at the then applicable conversion rate, (b) if the Partnership is not the surviving entity (or if the Partnership is the surviving entity, but the Common Units will cease to be listed), require the Partnership to use commercially reasonable efforts to cause the surviving entity in any such transaction to issue a substantially equivalent security (or if the Partnership is unable to cause such substantially equivalent securities to be issued, to convert the Preferred Units into Common Units at a premium based on a specified formula, subject to aggregate return limitations, or to be redeemed in accordance with clause (d) below in this paragraph), (c) if the Partnership is the surviving entity, continue to hold the Preferred Units or (d) require the Partnership to redeem all, but not less than all, of the Preferred Units at a price per unit equal to 101% of the Issue Price, plus accrued and unpaid distributions, which may be paid in cash or in Common Units issued at a small discount to market price.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the text of the Amendment, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure

On May 29, 2018, the Partnership issued a press release announcing the consummation of the Private Placement and the entry into the Credit Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01	Financial Statement and Exhibits

(d) Exhibits

Exhibit No.	Description

3.1	First Amendment to First Amended and Restated Agreement of Limited Partnership of Cypress Energy Partners, L.P., dated as of May 29, 2018.

10.1	Series A Preferred Unit Purchase Agreement Between Cypress Energy Partners, L.P. and Stephenson Equity, Co. No. 3, dated as of May 29, 2018.

10.2	Amended and Restated Credit Agreement, dated as of May 29, 2018, by and among Cypress Energy Partners, L.P., certain of its affiliates as co-borrowers and guarantors, Deutsche Bank AG, New York Branch, as lender, issuing bank, swing line lender and collateral agent, the other lenders from time to time party thereto, and Deutsche Bank Trust Company Americas, as the administrative agent.

99.1	Press Release of Cypress Energy Partners, L.P., dated May 29, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Cypress Energy Partners, L.P.
	By:	Cypress Energy Partners GP, LLC, its general partner

Dated: May 31, 2018	By:	/s/ Richard M. Carson
Name: Richard M. Carson Title: Senior Vice President and General Counsel